Exhibit 99.6

FIRST REPUBLIC BANK

Financial statements for First Republic Bank as of June 30, 2010 and for the

three and six months ended June 30, 2010 and June 30, 2009 (unaudited)

The following interim combined financial statements as of June 30, 2010 and for the three and six months ended June 30, 2010 and 2009 are unaudited. However, the financial statements reflect all adjustments (which include only normal recurring adjustments) that are, in the opinion of management, necessary for a fair statement of the combined financial position, results of operations and cash flows for the interim periods presented.

FIRST REPUBLIC BANK

COMBINED BALANCE SHEETS

(Unaudited)

($ in thousands)	June 30, 2010	December 31, 2009
ASSETS
Cash and cash equivalents	$435,916	$178,553
Loan to Parent company	957,947	—
Investment securities available-for-sale	3,333	3,183
Investment securities held-to-maturity	255	—

Loans	17,353,819	18,632,781
Less: Allowance for loan losses	(13,795)	(45,003)

Loans, net	17,340,024	18,587,778

Loans held for sale	27,732	14,540
Mortgage servicing rights measured at fair value	23,371	24,544
Investments in life insurance	2,540	202,691
Prepaid expenses and other assets	274,732	366,700
Premises, equipment and leasehold improvements, net	95,452	92,240
Deferred tax assets	349,470	448,859
Other real estate owned	900	21,462

Total Assets	$19,511,672	$19,940,550

LIABILITIES AND EQUITY
Liabilities:
Customer deposits:
Non-interest bearing accounts	$2,485,052	$2,665,675
NOW checking accounts	2,108,723	2,842,519
Money Market (MM) checking accounts	2,557,304	1,819,869
MM savings and passbooks	4,630,643	3,928,703
Certificates of deposit	5,997,075	5,925,718

Total customer deposits	17,778,797	17,182,484

Parent company borrowing	—	976,090
Federal Home Loan Bank advances	130,416	130,501
Subordinated notes	65,508	65,897
Debt related to variable interest entity	32,684	—
Other liabilities	138,268	189,671

Total Liabilities	18,145,673	18,544,643

Equity:
Parent company investment	1,266,230	1,296,248
Accumulated other comprehensive income, net	179	69

Total equity before noncontrolling interests	1,266,409	1,296,317
Noncontrolling interests	99,590	99,590

Total Equity	1,365,999	1,395,907

Total Liabilities and Equity	$19,511,672	$19,940,550

See accompanying notes to combined financial statements.

FIRST REPUBLIC BANK

COMBINED STATEMENTS OF INCOME

(Unaudited)

	Six Months Ended June 30,		Three Months Ended June 30,
($ in thousands)	2010	2009	2010	2009
Interest income:
Interest on real estate and other loans	$503,819	$607,295	$238,907	$298,070
Interest on cash equivalents and investments	189	401	137	360
Interest on loan to Parent company	4,830	—	4,830	—

Total interest income	508,838	607,696	243,874	298,430

Interest expense:
Interest on customer deposits	90,339	122,303	44,567	58,631
Interest on FHLB advances	222	4,562	114	875
Interest on subordinated notes	2,082	2,109	1,040	846
Interest on funding from Parent company	2,956	17,164	—	8,449

Total interest expense	95,599	146,138	45,721	68,801

Net interest income	413,239	461,558	198,153	229,629
Provision for credit losses	17,352	8,757	1,182	5,507

Net interest income after provision for credit losses	395,887	452,801	196,971	224,122

Noninterest income:
Investment advisory fees	16,442	13,509	8,406	6,866
Brokerage and investment fees	4,681	8,932	2,734	3,736
Trust fees	2,226	2,788	1,032	1,413
Deposit customer fees	7,236	5,918	3,674	2,915
Loan servicing fees, net	2,749	(2,153)	567	2,625
Loan and related fees	1,831	2,169	962	1,101
Gain on sale of loans	1,290	2,615	673	1,583
Income from investments in life insurance	1,388	4,704	47	2,520
Accretion of discount on unfunded commitments	8,220	14,200	5,290	7,100
Other income	3,395	3,164	1,756	1,647

Total noninterest income	49,458	55,846	25,141	31,506

Noninterest expense:
Salaries and related benefits	112,196	101,558	56,547	50,319
Occupancy	29,404	29,490	14,031	14,792
Information systems	19,124	18,080	12,293	8,754
Advertising and marketing	6,610	9,443	3,508	4,457
Professional fees	5,673	4,033	3,353	2,633
FDIC and other deposit assessments	19,159	24,210	10,688	17,560
Other expenses	24,798	27,227	13,692	14,882

Total noninterest expense	216,964	214,041	114,112	113,397

Income before provision for income taxes	228,381	294,606	108,000	142,231
Provision for income taxes	97,138	123,729	46,255	59,666

Net income before noncontrolling interests	131,243	170,877	61,745	82,565
Less: Net income from noncontrolling interests	2,396	2,423	1,198	1,198

First Republic Bank Net Income	$128,847	$168,454	$60,547	$81,367

See accompanying notes to combined financial statements.

FIRST REPUBLIC BANK

COMBINED STATEMENTS OF CHANGES IN EQUITY AND COMPREHENSIVE INCOME

(Unaudited)

($ in thousands)	Parent Company Investment	Accumulated Other Comprehensive Income	Total Equity Before Noncontrolling Interests	Noncontrolling Interests	Total Equity

Balance at December 26, 2008	$2,685,788	$—	$2,685,788	$99,590	$2,785,378
Purchase Accounting Adjustments	(1,531,651)	—	(1,531,651)	—	(1,531,651)

Capitalization after purchase accounting adjustments	1,154,137	—	1,154,137	99,590	1,253,727

Capital distributions	(64,097)	—	(64,097)	—	(64,097)
Capital distributions associated with income taxes	(26,688)	—	(26,688)	—	(26,688)
Comprehensive income:	—	—	—	—	—
Net income	168,454	—	168,454	2,423	170,877
Other comprehensive income, net of tax:	—	—	—	—	—
Net unrealized gain on securities available-for-sale (net of taxes of $45)	—	68	68	—	68

Total comprehensive income			168,522	2,423	170,945
Dividends to noncontrolling interests	—	—	—	(2,423)	(2,423)

Balance at June 30, 2009	$1,231,806	$68	$1,231,874	$99,590	$1,331,464

Balance at December 31, 2009	$1,296,248	$69	$1,296,317	$99,590	$1,395,907
Capital distributions	(163,046)	—	(163,046)	—	(163,046)
Change in capital allocation for net assets retained by Parent company	(53,736)	—	(53,736)	—	(53,736)
Capital contributions associated with income taxes	57,917	—	57,917	—	57,917
Comprehensive income:	—	—	—	—	—
Net income	128,847	—	128,847	2,396	131,243
Other comprehensive income, net of tax:	—	—	—	—	—
Net unrealized gain on securities available-for-sale (net of taxes of $86)	—	110	110	—	110

Total comprehensive income			128,957	2,396	131,353
Dividends to noncontrolling interests	—	—	—	(2,396)	(2,396)

Balance at June 30, 2010	$1,266,230	$179	$1,266,409	$99,590	$1,365,999

See accompanying notes to combined financial statements.

FIRST REPUBLIC BANK

COMBINED STATEMENTS OF CASH FLOWS

(Unaudited)

($ in thousands)	Six Months Ended June 30,
	2010	2009
Operating Activities:
Net income before noncontrolling interests	$131,243	$170,877
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses	17,352	8,757
Accretion of loan discounts	(37,695)	(133,109)
Depreciation and amortization	1,580	(26,942)
Amortization of net loan fees	(2,821)	(1,033)
Changes in fair value of mortgage servicing rights	2,327	7,611
Net change in loans held for sale	(13,547)	(20,969)
Provision for deferred taxes	48,915	94,505
Net gains on sale of loans	(1,290)	(2,615)
Net losses on real estate owned	583	2,000
Loss on sale of premises, equiment and leasehold improvements, net	—	140
Decrease in other assets	47,773	4,724
Decrease in other liabilities	(21,722)	(29,579)

Net Cash Provided by Operating Activities	172,698	74,367

Investing Activities:
Loan originations, net of principal collections	(715,368)	(1,015,338)
Loans purchased	(1,661)	—
Loans sold	16,800	7,897
Decrease in Parent company lending	669,034	—
Purchases of securities available-for-sale	—	(4,673)
Proceeds from sales/calls/maturity of securities available-for-sale	55	1,883
Purchases of securities held-to-maturity	(1,017)	—
Proceeds from sales/calls/maturity of securities held-to-maturity	11	—
Proceeds from redemptions of FHLB stock	2,209	—
Proceeds from investments in life insurance	1,404	1,789
Additions to premises, equipment and leasehold improvements, net	(13,864)	(8,306)
Proceeds from sales of premises, equipment and leasehold improvements	380	—
Proceeds from sales of other real estate owned	4,152	—

Net Cash Used for Investing Activities	(37,865)	(1,016,748)

Financing Activities:
Net change in deposits	598,666	2,358,899
Decrease in FHLB advances	—	(200,000)
Decrease in Parent company borrowing	(368,611)	(1,073,971)
Capital distributions	(105,129)	(90,785)
Dividends to noncontrolling interests	(2,396)	(2,423)

Net Cash Provided by Financing Activities	122,530	991,720

Increase in Cash and Cash Equivalents	257,363	49,339
Cash and Cash Equivalents at the Beginning of Period	178,553	169,572

Cash and Cash Equivalents at the End of Period	$435,916	$218,911

Supplemental Disclosure of Cash Flow Items
Cash paid during period:
Interest	$96,810	$185,802
Income taxes	$—	$61,655
Transfer of loans to held for sale	$13,346	$7,057
Transfers of repossessed assets from loans to other assets	$24,004	$4,144

See accompanying notes to combined financial statements.

FIRST REPUBLIC BANK

NOTES TO COMBINED FINANCIAL STATEMENTS

JUNE 30, 2010

Note 1. Summary of Significant Accounting Policies

Basis of Presentation and Organization

First Republic Bank operated for over ten years as an FDIC-insured, non-member bank chartered by the State of Nevada (and prior to that as two predecessor depository institutions chartered by the State of California and the State of Nevada, respectively, operating under a single, publicly traded, non-bank holding company which was subsequently merged into its bank subsidiary). On September 21, 2007, First Republic Bank was acquired by Merrill Lynch & Co. (“Merrill Lynch”) and merged into one of Merrill Lynch’s banking subsidiaries, Merrill Lynch Bank & Trust Company, F.S.B. (“MLFSB”). Under the terms of the acquisition, First Republic Bank operated as a separate division within MLFSB and continued to be managed by First Republic Bank’s existing management team. As a division of MLFSB, First Republic Bank maintained its own marketing identity and branch network, with loans, deposits, and other bank products offered to customers under the First Republic Bank brand. On January 1, 2009, Bank of America Corporation (“Bank of America”), the holding company of Bank of America, N.A. (“BANA”), purchased Merrill Lynch and thereby acquired MLFSB. On November 2, 2009, MLFSB was merged into BANA, and First Republic Bank thereby became a division of BANA. As used herein “First Republic” or the “Bank” means, as the context requires:

•	First Republic Bank, a Nevada-chartered commercial bank in existence from 1985 until acquired in September 2007 by MLFSB, a banking subsidiary of Merrill Lynch;

•	the First Republic Bank division within MLFSB following the September 2007 acquisition;

•	the First Republic Bank division within BANA following MLFSB’s merger into BANA, effective as of November 2009 and;

•

as described in Note 2, “Recent Developments,” First Republic Bank, a California-chartered commercial bank that acquired the First Republic Bank division of BANA effective upon the close of business on June 30, 2010.

MLFSB and BANA are referred to as the “Parent” in the combined financial statements. The acquisition of Merrill Lynch by Bank of America was accounted for under Accounting Standards Codification (“ASC”) 805, “Business Combinations.” As a result of the Bank of America acquisition, the Bank changed its fiscal year from the last Friday in December to the last calendar day of the year; the Bank’s activities after its 2008 fiscal year end through December 31, 2008 are included in the Statement of Income for the six month period ended June 30, 2009. This change caused five additional days of activity to be recorded in 2009, resulting in approximately $4.6 million of additional net income in 2009.

First Republic’s combined financial statements include the carve-out accounts of the First Republic Bank division of MLFSB and BANA and the majority or wholly owned subsidiaries First Republic Investment Management (“FRIM”), First Republic Wealth Advisors (“FRWA”), First Republic Securities Company (“FRSC”), First Republic Preferred Capital Corporation (“FRPCC”), and First Republic Preferred Capital Corporation II (“FRPCC II”), in each case using the historical basis of accounting for the results of operations, assets and liabilities of the respective businesses and also include the purchase accounting impact for the Bank of America acquisition. The purpose of the carve-out financial statements is to present fairly the results of operations, financial condition and cash flows of the First Republic Bank division of BANA separately from the results of operations, financial condition and cash flows of BANA as a legal entity. The quarterly financial statements may not necessarily reflect the results of operations, financial condition and cash flows that the Bank would have achieved had the Bank actually existed on a stand-alone basis during the periods presented. All significant intercompany balances and transactions among the division and entities included in our combined financial statements have been eliminated.

FRPCC and FRPCC II have outstanding preferred stock, which is reported as noncontrolling interests in First Republic’s combined balance sheet. The dividends on these preferred stock issues are reported as net income from noncontrolling interests in First Republic’s combined statement of income, which is deducted from First Republic’s combined net income. The preferred stock dividends paid by FRPCC and FRPCC II are deductible for income tax purposes as long as each of FRPCC and FRPCC II, respectively continues to qualify as a real estate investment trust (a “REIT”).

These interim combined financial statements should be read in conjunction with First Republic’s 2009 combined Financial Statements and Notes thereto. Certain reclassifications have been made to the 2009 financial statements in order for them to conform to the 2010 presentation. Results for the three months and six months ended June 30, 2010 should not be considered indicative of results to be expected for the full year.

Supplemental Cash Flow Information

During the six months ended June 30, 2010, the following assets and liabilities were transferred to BANA, resulting in a reduction to the assets, liabilities and Parent company investment as follows. The net change in Parent company lending of $1.6 billion during the six months ended June 30, 2010 shown in the table below is primarily related to the Bank’s equity allocation process described in the annual financial statements.

($ in thousands)
Assets:
Parent company lending	$(1,626,981)
Loans, net	1,962,301
Investments in life insurance	201,678
FHLB Stock	32,211
Other real estate owned	40,146
Other assets	54,967

Total	$664,322

Liabilities and Equity:
Parent company borrowing	$607,479
Other liabilities	3,107
Parent company investment	53,736

Total	$664,322

Accounting Standards Adopted in 2010

•

On January 1, 2010, the Bank adopted Accounting Standards Codification (“ASC”) 860, “Transfers and Servicing.” ASC 860 represents a revision to former Financial Accounting Standards Board (“FASB”) Statement No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” ASC 860 expands required disclosures about transfers of financial assets and a transferor’s continuing involvement with transferred assets. It also removes the concept of “qualifying special-purpose entity” from U.S. generally accepted accounting principles (“GAAP”). Adoption of the new guidance did not have a material effect on the Bank’s financial condition, results of operations or cash flows.

•

On January 1, 2010, the Bank adopted ASC 810-10, “Consolidations-Overall,” which codified FASB Statement No. 167, “Amendments to FASB Interpretation No. 46(R)” and updated former FASB Interpretation No. 46 (Revised December 2003), “Consolidation of Variable Interest Entities.” The revised guidance requires, among other things, that an entity perform a qualitative analysis to determine if it is the primary beneficiary of a variable interest entity (“VIE”) and therefore required to consolidate the VIE. The qualitative analysis includes determining whether an entity has the power to direct the most significant activities of the VIE. The amended guidance also requires consideration of related party relationships in the determination of the primary beneficiary of a VIE and enhanced disclosures about an enterprise’s involvement with a VIE. The adoption of ASC 810-10 did not have an impact on the Bank’s financial position, results of operations or cash flows on the date this guidance became effective.

The Bank’s involvement with VIEs is limited to its mortgage servicing activities and interests purchased in securitizations. The Bank sells loans on a non-recourse basis and in most cases, retains the mortgage servicing rights. For nearly all of the Bank’s servicing activities, the only interest in the VIE is the mortgage servicing rights associated with performing our required servicing functions. The servicing fee is not considered a variable interest.

The Bank has variable interests in several VIEs related to First Republic real estate mortgage investment conduits (“REMICs”) that were formed in 2000 through 2002. The Bank has purchased various tranches of these securitizations. During 2010, the Bank purchased securities in one of the REMICs and, as a result, became the primary beneficiary of that securitization, which resulted in consolidation of the REMIC. The Bank also holds significant variable interests in two other REMICs sponsored by the Bank.

The following table summarizes the assets and liabilities recorded on the Bank’s balance sheet associated with transactions with VIEs as of June 30, 2010:

($ in thousands)	VIEs that we do not consolidate	VIEs that we consolidate	Total
Securities:
Available-for-sale	$3,333	$—	$3,333
Held-to-maturity	255	—	255
Loans	—	33,427	33,427
Mortgage servicing rights	23,371	—	23,371

Total Assets	26,959	33,427	60,386

Liabilities - Debt	—	32,684	32,684

Net assets	$26,959	$743	$27,702

The Bank’s exposure to loss with respect to the consolidated VIE is limited to the investment in the securities purchased of approximately $743,000. The debt holders of the REMICs have no recourse to the Bank.

•

In February 2010, the FASB issued amendments to ASC 855, “Subsequent Events,” to remove the requirement for Securities and Exchange Commission (“SEC”) filers to disclose the date through which an entity evaluated subsequent events. Previously, in May 2009, the FASB issued ASC 855, which provided general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. The adoption of the amendments to ASC 855, which became effective upon issuance in February 2010, did not impact the Bank’s financial condition, results of operations or cash flows.

•

In January 2010, the FASB issued ASC 820-10, “Fair Value Measurements and Disclosures-Overall.” ASC 820-10 requires additional disclosures about transfers into and out of Level 1 and 2 and separate disclosures about purchases, sales, issuances and settlements relating to Level 3 measurements. It also clarifies existing fair value disclosures about the level of disaggregation, including the requirement to provide fair value measurement disclosures for each class of assets and liabilities, and about inputs and valuation techniques used to measure fair value. ASC 820-10 is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances and settlements in the roll forward of activity in Level 3 fair value measurements. The additional Level 3 disclosures are effective for fiscal years beginning after December 15, 2010. The Bank adopted the Level 1 and Level 2 disclosures regarding transfers, which did not have an impact on the Bank’s financial condition, results of operations or cash flows. Adoption of the Level 3 disclosures is not expected to have a significant impact on the Bank’s financial condition, results of operations or cash flows.

Recent Accounting Pronouncements

The following pronouncements were issued by the FASB, but are not yet effective:

•

In April 2010, the FASB issued amendments to ASC 310-30, “Receivables-Loans and Debt Securities Acquired with Deteriorated Credit Quality” and ASC 310-40, “Troubled Debt Restructurings by Creditors.” Under the amendments, a modification of a loan that is part of a pool accounted for under ASC 310-30 should not result in removal of the loan from the pool. In addition, a modification of a loan that is accounted for within a pool under ASC 310-30 is not considered a troubled debt restructuring. ASC 310-30 is effective for any modifications of a loan accounted for within a pool in the first interim or annual reporting period ending after July 15, 2010, and will be applied prospectively. The Bank is currently evaluating the impact of the new guidance on its financial condition, results of operations or cash flows.

•

In July 2010, the FASB issued amendments to ASC 310-10, “Receivables-Overall.” The amendments significantly increase disclosures about the credit quality of loans and the allowance for credit losses to give financial statement users greater transparency about entities’ credit risk exposures. The amendments require an entity to disaggregate existing and provide new disclosures for the allowance for credit losses, impaired loans and troubled debt restructurings. For public entities, the disclosures required as of the balance sheet date are effective for interim or annual reporting periods ending on or after December 15, 2010, and the disclosures required for activity during the period are effective for interim or annual reporting periods beginning on or after December 15, 2010. For nonpublic entities, all disclosures are effective for annual reporting periods ending on or after December 15, 2011. The Bank is evaluating the impact of adoption of the new guidance on its disclosures in the combined financial statements.

Note 2. Recent Developments

On October 21, 2009, Bank of America announced that it had entered into a definitive agreement to sell substantially all of First Republic’s assets and liabilities (the “Transaction”) to a number of investors, led by First Republic’s existing management, and including investment funds managed by Colony Capital, LLC and General Atlantic LLC (collectively, the “Purchasers”). The Transaction was completed after the close of business on June 30, 2010. Following the completion of the Transaction, the Bank began operation as a California chartered, FDIC-insured, non-member bank under the name “First Republic Bank.”

Pursuant to the purchase agreement executed in connection with the Transaction, BANA retained approximately $2.0 billion of loans and approximately $42 million of real estate owned that were selected by the Purchasers as of October 21, 2009. These loans and real estate owned were transferred to BANA’s operating systems in April 2010. Additionally, approximately $500 million of assets related to bank-owned life insurance, deferred tax assets and other assets and the deposits in Las Vegas, Nevada were transferred to BANA in April 2010 and the Las Vegas branch closed on April 30, 2010. The assets, liabilities and resulting income and expense retained by BANA are included in the combined financial statements through the date they were transferred to BANA as these assets and liabilities reflect the historical business operations of the Bank.

The purchase price was allocated to the acquired assets and liabilities based on their estimated fair values at July 1, 2010 as summarized in the following table.

($ in thousands)	Carrying Value at July 1, 2010	Purchase Accounting Adjustments	Fair Value at July 1, 2010
Assets:
Cash and cash equivalents	$435,916	$—	$435,916
Investment securities	3,588	(26)	3,562
Loans, net	17,427,857	(163,741)	17,264,116
Loans held for sale	27,732	—	27,732
Mortgage servicing rights	13,100	10,271	23,371
Goodwill	—	24,604	24,604
Other intangible assets	—	169,600	169,600
Deferred tax assets	—	63,734	63,734
Other assets	384,195	30	384,225

Total	$18,292,388	$104,472	$18,396,860

Liabilities and Equity:
Customer deposits	$17,778,797	$137,229	$17,916,026
Federal Home Loan Bank advances	130,416	407	130,823
Subordinated notes	65,508	4,164	69,672
Other liabilities	218,077	(24,308)	193,769
Noncontrolling interests	99,590	(13,020)	86,570

Total	$18,292,388	$104,472	$18,396,860

Note 3. Investment Securities

The Bank held investment securities classified as both available-for-sale and held-to-maturity at June 30, 2010 and one investment security classified as available-for-sale at December 31, 2009. No securities were sold during the three and six months ended June 30, 2010 or 2009. All of the securities owned by the Bank at each reporting date consisted of mortgage-backed securities with contractual maturities in excess of ten years.

The following table presents information related to available-for-sale securities:

	June 30, 2010
($ in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Other residential mortgage-backed securities	$3,022	$311	$—	$3,333

	December 31, 2009
($ in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Other residential mortgage-backed securities	$3,069	$114	$—	$3,183

The following table presents information related to held-to-maturity securities:

	June 30, 2010
($ in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Other residential mortgage-backed securities	$255	$—	$(6)	$249

The following table presents gross unrealized losses and fair value of held-to-maturity securities:

	June 30, 2010
	Less than 12 months		12 months or more		Total
($ in thousands)	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value

Other residential mortgage-backed securities	$(6)	$249	$—	$—	$(6)	$249

Note 4. Loans

Loan Profile

Real estate loans are secured by single family, multifamily and commercial real estate properties and generally mature over periods of up to thirty years. At June 30, 2010, approximately 67% of the total loan portfolio was secured by California real estate, compared to 65% at December 31, 2009. At June 30, 2010, 94% of single family and home equity lines of credit contain an interest-only payment feature, compared to 95% at December 31, 2009. These loans generally have an initial interest-only term of ten years.

The following tables present the major categories of loans outstanding, including those subject to ASC 310-30, “Loans and Debt Securities Acquired with Deteriorated Credit Quality.” The loans are presented with the contractual balance, any purchase accounting adjustments and net deferred fees and costs:

	June 30, 2010
($ in thousands)	Principal	Net Unaccreted Discount	Net Deferred Fees and Costs	Total
Types of Loans:
Single family (1-4 units)	$10,904,427	$(330,678)	$5,900	$10,579,649
Home equity credit lines	1,718,805	(119,231)	2,132	1,601,706
Commercial real estate	2,076,411	(89,857)	(1,881)	1,984,673
Multifamily (5+ units) mtgs	1,830,358	(44,243)	(2,233)	1,783,882
Multifamily/commercial construction	162,765	(8,926)	(145)	153,694
Single family construction	182,045	154	(39)	182,160

Total real estate mortgages	16,874,811	(592,781)	3,734	16,285,764

Commercial business loans	845,681	(54,586)	(3,030)	788,065
Other secured	179,578	(11,322)	—	168,256
Unsecured loans and lines of credit	102,001	(12,940)	30	89,091
Stock secured	25,367	(2,724)	—	22,643

Total other loans	1,152,627	(81,572)	(3,000)	1,068,055

Total loans	$18,027,438	$(674,353)	$734	17,353,819

Less:
Allowance for loan losses				(13,795)

Loans, net				17,340,024

Real estate loans held for sale				27,732

Total				$17,367,756

	December 31, 2009
($ in thousands)	Principal	Net Unaccreted Discount	Net Deferred Fees and Costs	Total
Types of Loans:
Single family (1-4 units)	$10,487,061	$(363,921)	$2,660	$10,125,800
Home equity credit lines	1,830,043	(121,773)	1,506	1,709,776
Commercial real estate	2,969,713	(141,288)	(1,592)	2,826,833
Multifamily (5+ units) mtgs	2,128,942	(69,366)	(2,004)	2,057,572
Multifamily/commercial construction	262,420	(15,646)	(162)	246,612
Single family construction	241,858	(898)	(36)	240,924

Total real estate mortgages	17,920,037	(712,892)	372	17,207,517

Commercial business loans	1,086,735	(71,531)	(2,364)	1,012,840
Other secured	202,771	(13,012)	—	189,759
Unsecured loans and lines of credit	173,438	(17,200)	17	156,255
Stock secured	69,217	(2,807)	—	66,410

Total other loans	1,532,161	(104,550)	(2,347)	1,425,264

Total loans	$19,452,198	$(817,442)	$(1,975)	18,632,781

Less:
Allowance for loan losses				(45,003)

Loans, net				18,587,778

Real estate loans held for sale				14,540

Total				$18,602,318

Loans Accounted for Under ASC 310-30

At June 30, 2010 and December 31, 2009, loans within the scope of ASC 310-30 had an unpaid principal balance of $265.9 million and $414.2 million, respectively, and a carrying value of $236.4 million and $374.8 million, respectively.

The Bank recorded reductions to the nonaccretable difference of $295,000 and $508,000 for the three and six months ended June 30, 2010, respectively and $42.4 million and $44.4 million for the three and six months ended June 30, 2009, respectively. These reductions were primarily the result of loan resolutions and write-downs.

The change in accretable yield and allowance for loan losses related to credit impaired loans is presented in the following tables:

($ in thousands)	Six Months Ended June 30,		Three Months Ended June 30,
	2010	2009	2010	2009
Accretable yield:
Balance at beginning of period	$99,317	$82,403	$99,715	$76,510
Transfer to BANA	(25,463)	—	(25,463)	—
Accretion	(7,809)	(10,912)	(3,148)	(5,019)
Increase in expected cash flows	5,059	—	—	—

Balance at end of period	$71,104	$71,491	$71,104	$71,491

($ in thousands)	Six Months Ended June 30,		Three Months Ended June 30,
	2010	2009	2010	2009
Allowance:
Balance at beginning of period	$6,714	$—	$4,423	$—
Provision	1,750	3,347	—	3,347
Chargeoffs	(4,041)	—	—	—
Transfer to BANA	(4,423)	—	(4,423)	—

Balance at end of period	$—	$3,347	$—	$3,347

At June 30, 2010 and December 31, 2009, loans over 90 days past due and accruing were $0 and $11.3 million, respectively.

The balances of nonaccrual loans are presented in the following table for the periods indicated:

($ in thousands)	June 30, 2010	December 31, 2009	June 30, 2009
Nonaccrual loans at period end	$17,513	$249,148	$208,305

Total loans at period end	$17,353,819	$18,632,781	$17,766,890

Nonperforming loans to total loans	0.10%	1.34%	1.17%

The interest income related to nonaccrual loans is presented in the following table for the periods indicated:

	Six Months Ended June 30,		Three Months Ended June 30,
($ in thousands)	2010	2009	2010	2009
Actual interest income recognized	$—	$—	$—	$—
Interest income under original terms	$466	$6,443	$241	$3,101

The Bank restructures loans generally because of the borrower’s financial difficulties, by granting concessions to reduce the interest rate, to waive or defer payments or, in some cases, to reduce the principal balance of the loan. Loans that are partially charged off and loans that have been modified in troubled debt restructurings are reported as nonaccrual loans until at least six consecutive payments are received and the loan meets the Bank’s other criteria for returning to accrual or restructured performing status. As of June 30, 2010 and December 31, 2009, balances related to troubled debt restructurings were $14.3 million and $109.5 million, respectively.

In April 2010, as part of the agreement to sell First Republic, loans with an unpaid principal balance of $2.1 billion and a carrying value of $2.0 billion were transferred to BANA’s servicing system as BANA is retaining ownership of these loans. These loans included impaired loans under ASC 310-30 with an unpaid principal balance of $100.0 million and a carrying value of $88.2 million.

The following table presents an analysis of the changes in the allowance for loan losses for the periods indicated:

	Six Months Ended June 30,		Three Months Ended June 30,
($ in thousands)	2010	2009	2010	2009
Allowance for loan losses:
Balance at beginning of period	$45,003	$176,679	$51,709	$3,311
Purchase accounting adjustment (1)	—	(176,679)	—	—
Transfer to BANA (2)	(39,164)	—	(39,164)	—
Provision charged to expense	17,352	8,757	1,182	5,507
Chargeoffs:
Commercial real estate	(4,798)	—	—	—
Multifamily	(748)	—	—	—
Commercial business	(3,747)	—	—	—
Other loans	(544)	—	—	—

Total chargeoffs	(9,837)	—	—	—

Recoveries:
Commercial real estate	102	—	15	—
Commercial business	135	43	18	22
Single family mortgages	62	—	—	—
Other loans	142	54	35	14

Total recoveries	441	97	68	36

Net loan (chargeoffs) recoveries	(9,396)	97	68	36

Balance at end of period	$13,795	$8,854	$13,795	$8,854

Average total loans for the period	$18,008,755	$17,045,526	$17,380,059	$17,408,190
Total loans at period end	$17,353,819	$17,766,890	$17,353,819	$17,766,890

Ratios:
Net chargeoffs (recoveries) to average total loans (annualized)	0.11%	0.00%	0.00%	0.00%
Allowance for loan losses to:
Total loans	0.08%	0.05%	0.08%	0.05%
Nonaccruing loans	78.8%	4.3%	78.8%	4.3%

(1)	On January 1, 2009, the Bank's allowance for loan losses became part of the loan carrying value due to purchase accounting adjustments.
(2)	The allowance for loan losses related to a portion of the Bank's loan portfolio transferred to BANA in April 2010 in connection with the Transaction.

The Bank’s allowance for loan losses that existed at January 1, 2009 became part of the loan carrying value due to purchase accounting adjustments recorded in 2009. ASC 310-30 requires impaired loans acquired in a business combination to be recorded at fair value and prohibits the carryover of the allowance for loan losses. The net purchase accounting discount was determined by discounting cash flows expected to be collected using an observable discount rate for similar instruments. Subsequent decreases to expected principal cash flows result in a charge to provision for credit losses.

Impaired loans, which were nonperforming at June 30, 2010 (excluding loans accounted for under ASC 310-30), were $12.0 million with a related allowance for loan losses of $1.8 million. Total impaired loans were $158.9 million at December 31, 2009 with a related allowance for loan losses of $28.2 million. The Bank did not recognize any interest income from impaired loans during the three and six months ended June 30, 2010 and 2009. The average recorded investment in impaired loans was approximately $14.4 million and $142.1 million for the three and six months ended June 30, 2010 and $78.2 million and $86.2 million for the three and six months ended June 30, 2009, respectively.

Note 5. Mortgage Banking Activity

First Republic measures MSRs at fair value with changes in fair value recognized in the income statement since the acquisition by Bank of America in January 2009. To value MSRs, the Bank stratifies loans sold each year by property type, loan index for ARMs and interest rate for loans fixed for more than three years. Approximately 95% of the loans serviced by First Republic at June 30, 2010 are secured by single family residences.

The following table presents information on the level of loans originated, loans sold and gain on sale of loans for each of the past five quarters:

	For the Quarter Ended
	2010		2009
($ in thousands)	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,

Loans originated	$1,384,406	$1,001,916	$1,111,640	$1,337,303	$1,446,563

Loans sold:
Flow sales	$81,419	$60,392	$95,010	$76,210	$178,329
Bulk sales	—	—	5,895	29,925	—

Total loans sold	$81,419	$60,392	$100,905	$106,135	$178,329

Gain on sale of loans:
Amount	$673	$617	$1,506	$1,415	$1,583
Percentage of loans sold	0.83%	1.02%	1.49%	1.33%	0.89%

Changes in the portfolio of loans serviced for others, changes in the fair value of First Republic’s MSRs and quarterly valuation statistics at each quarter-end or for each of the past five quarters were as follows:

As of or For the Quarter Ended
2010	2009
($ in thousands)	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,
Loans serviced for others:
Beginning balance	$3,869,097	$3,999,481	$4,086,843	$4,199,264	$4,230,122
Loans sold	81,419	60,392	100,905	106,136	178,329
Repayments	(180,043)	(190,776)	(188,267)	(218,557)	(209,187)
Consolidation of VIE	(33,427)	—	—	—	—

Ending balance	$3,737,046	$3,869,097	$3,999,481	$4,086,843	$4,199,264

MSRs:
Beginning balance	$24,695	$24,544	$24,630	$25,339	$23,880
Additions due to new loans sold	617	536	880	950	1,532
Changes in fair value:
Due to changes in valuation model inputs or assumptions	(941)	654	700	(459)	1,014
Other changes in fair value	(1,000)	(1,039)	(1,666)	(1,200)	(1,087)

Total changes in fair value	(1,941)	(385)	(966)	(1,659)	(73)

Ending balance	$23,371	$24,695	$24,544	$24,630	$25,339

Estimated fair value of MSRs	$23,371	$24,695	$24,544	$24,630	$25,339

MSRs as a percent of total loans serviced	0.63%	0.64%	0.61%	0.60%	0.60%
Weighted average servicing fee collected for the period	0.26%	0.26%	0.27%	0.26%	0.26%
MSRs as a multiple of weighted average servicing fee	2.38	x	2.45	x	2.30	x	2.30	x	2.36	x

The following table presents servicing fees for the periods indicated:

($ in thousands)	Six Months Ended June 30,		Three Months Ended June 30,
	2010	2009	2010	2009
Contractually specified servicing fees	$5,076	$5,458	$2,508	$2,698
Late charges & ancillary fees	$(74)	$278	$(4)	$114

The following table presents the Bank’s key assumptions used in measuring the fair value of MSRs as of June 30, 2010 and December 31, 2009 and the pre-tax sensitivity of the fair values to an immediate 10% and 20% adverse change in these assumptions.

($ in thousands)	June 30, 2010	December 31, 2009
Fair value of MSRs	$23,371	$24,544

Weighted average prepayment speed (CPR)	18.00%	19.08%
Impact on fair value of 10% adverse change	$(1,604)	$(1,661)
Impact on fair value of 20% adverse change	$(3,065)	$(3,186)

Weighted average discount rate	13.84%	13.61%
Impact on fair value of 10% adverse change	$(869)	$(937)
Impact on fair value of 20% adverse change	$(1,675)	$(1,805)

Note 6. Derivative Financial Instruments

Management has historically used derivative instruments, including interest rate swaps and caps, as part of its interest rate risk management strategy. In accordance with ASC 815, “Derivatives and Hedging,” the Bank recognizes all derivatives on the balance sheet at fair value. The Bank accounts for changes in the fair value of a derivative depending on the intended use of the derivative and its resulting designation under specified criteria. The Bank did not have any interest rate swaps or caps used as part of its interest rate risk management strategy during 2010 or 2009.

Derivative assets and liabilities consist of foreign exchange contracts executed with customers; the Bank offsets the customer exposure to another financial institution counterparty represented by major investment banks and large commercial banks. The Bank does not retain foreign exchange risk. The amounts presented in the table below include the foreign exchange contracts with both the customers and the financial institution counterparties. The Bank uses current market prices to determine the fair value of these contracts.

The Bank also creates derivative instruments when it enters into interest rate lock commitments for single family mortgage loans that will be sold to investors. The Bank’s interest rate risk exposure to these commitments is not significant as these derivatives are economically hedged with forward commitments to sell the loans to investors.

The total notional or contractual amounts and fair values for derivatives were:

	June 30, 2010			December 31, 2009
	Notional or contractual amount	Fair value		Notional or contractual amount	Fair value
($ in thousands)		Asset derivatives (1)	Liability derivatives (2)		Asset derivatives (1)	Liability derivatives (2)
Foreign exchange contracts	$417,759	$21,868	$20,627	$428,326	$12,747	$11,458
Interest rate contracts with borrowers	$52,546	396	—	$18,003	—	318
Forward loan sale commitments	$80,174	—	735	$32,505	658	—

Total		$22,264	$21,362		$13,405	$11,776

(1)	Included in prepaid expenses and other assets on the balance sheet
(2)	Included in other liabilities on the balance sheet

The credit risk associated with these derivative instruments is the risk of non-performance by the counterparty to the contracts. Management does not anticipate non-performance by any of the counterparties.

Note 7. Fair Value Disclosures

The Bank uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. Securities available-for-sale, MSRs, and derivative instruments are recorded at fair value on a recurring basis. Additionally, from time to time, the Bank may be required to record at fair value other assets on a nonrecurring basis, such as loans held for sale, loans held for investment and real estate owned. These nonrecurring fair value adjustments typically involve application of the lower-of-cost-or market accounting or write-downs of individual assets.

Fair Value Hierarchy

Under ASC 820, “Fair Value Measurements and Disclosures,” the Bank groups its assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are:

•	Level 1 – Valuation is based on quoted prices for identical instruments traded in active markets.

•

Level 2 – Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

•

Level 3 – Valuation is generated from model-based techniques that use significant assumptions not observable in the market. These unobservable assumptions reflect estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.

Under ASC 820, the Bank bases its fair values on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. It is the Bank’s policy to maximize the use of observable inputs and minimize the use of unobservable inputs when developing fair value measurements, in accordance with the fair value hierarchy of ASC 820.

Following is a description of valuation methodologies used for assets and liabilities recorded at fair value and for estimating fair value for financial instruments not recorded at fair value. Although management uses its best judgment in estimating fair value, there are inherent weaknesses in any estimates that are made at a discrete point in time based on relevant market data, information about the financial instruments and other factors. Estimates of fair value of instruments without quoted market prices are subjective in nature and involve various assumptions and estimates that are matters of judgment. Changes in the assumptions used could significantly affect these estimates. The Bank has not adjusted fair values to reflect changes in market conditions subsequent to June 30, 2010 and December 31, 2009; therefore, estimates presented herein are not necessarily indicative of amounts that could be realized in a current transaction.

The estimated fair values presented neither include nor give effect to the values associated with the Bank’s existing client relationships, lending and deposit office networks, or certain tax implications related to the realization of unrealized gains or losses. The fair value summary does not represent an estimate of the overall market value of the Bank as a going concern, which would take into account future business opportunities.

Methods and assumptions used to estimate the fair value of each major classification of financial instruments were:

Cash and cash equivalents: The current carrying amount approximates estimated fair value.

Investment securities: For securities classified as available-for-sale, the Bank used current market prices, quotations or analysis of estimated future cash flows to determine fair value.

Loans: The carrying amount of loans is net of unamortized deferred loan fees or costs, unamortized premiums or discounts and the allowance for loan losses. To estimate fair value of the Bank’s loans, which are primarily adjustable rate and intermediate fixed rate real estate secured mortgages, the Bank segments each loan collateral type into categories based on fixed or adjustable interest rate terms (index, margin, current rate and time to next adjustment), maturity, estimated credit risk and accrual status.

The Bank bases the fair value of single family, multifamily and commercial real estate mortgages primarily upon prices of loans with similar terms obtained by or quoted to the Bank, adjusted for differences in loan characteristics and market conditions. The Bank estimates the fair value of other loans based on the current interest rates at which similar loans would be made to borrowers with similar credit characteristics in the Bank’s lending activities. Assumptions regarding liquidity risk and credit risk are judgmentally determined using available internal and market information.

For the fair value of nonaccrual loans and certain other loans, the Bank considers the individual characteristics of the loans, including delinquency status and the results of the Bank’s internal loan grading process.

Loans held for sale: The carrying amount of loans held for sale reflects the lower of cost or market, including net deferred loan fees and costs. The fair value of loans held for sale was derived from quoted market prices of loans with similar terms or actual prices at which loans were committed for sale.

MSRs: The fair value of MSRs related to loans originated and sold by the Bank is based on a present value calculation of expected future cash flows, with assumptions regarding prepayments, discount rates and investment rates adjusted for market conditions.

FHLB stock: FHLB stock has no trading market, is required as part of membership and is redeemable at par; therefore, its fair value is presented at cost.

Investments in life insurance: The carrying amount of investments in life insurance reflects the total cash surrender value of each policy, which approximates fair value.

Other real estate owned: Other real estate owned includes foreclosed properties securing mortgage loans. Other real estate owned is adjusted to fair value less costs to sell upon transfer of the loans to foreclosed assets. Subsequently, other real estate owned is carried at the lower of carrying value or fair value less costs to sell. Fair value is generally based upon independent market prices or appraised values of the collateral, and accordingly, we classify other real estate owned as Level 3.

Customer deposits: The fair value of deposits with no stated term such as demand deposit accounts, NOW accounts, money market accounts and passbook accounts is the carrying amount reported on the combined balance sheet. The intangible value of long-term relationships with depositors is not taken into account in estimating the fair values disclosed. Management believes that the Bank’s non-term accounts, as a continuing source of less costly funds, provide significant additional value to the Bank that is not reflected in the assigned value. The fair value of deposits with a stated maturity is based on the present value of contractual cash flows discounted by the replacement rates for securities with similar remaining maturities.

FHLB advances: The estimated fair value of longer-term FHLB advances represents the present value of cash flows discounted using the FHLB’s fixed rate cost of funds curve for advances of the same type and with the same characteristics.

Subordinated notes: The fair value is based on current market prices for traded issues.

Commitments to extend credit: The majority of the Bank’s commitments to extend credit carry current market interest rates if converted to loans. Because these commitments are generally unassignable by either the Bank or the borrower, they have value only to the Bank and the borrower. The estimated fair value of the Bank’s commitments to extend credit, including letters of credit, approximates the recorded deferred fee amounts and was not material at June 30, 2010 or December 31, 2009.

Derivative financial instruments: Derivative assets and liabilities consist of foreign exchange contracts executed with customers which the Bank offsets the customer exposure to another financial institution counterparty. The Bank does not retain foreign exchange risk. The Bank uses current market prices to determine the fair value of these contracts. The estimated fair values of other derivative assets or liabilities that are created from interest rate lock commitments and forward loan sale commitments are estimated using analysis based on current market prices.

The following represents quarterly required disclosures of the estimated fair value of financial instruments.

	June 30, 2010		December 31, 2009
($ in thousands)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets:
Cash and cash equivalents	$435,916	$435,916	$178,553	$178,553
Investment securities available-for-sale	3,333	3,333	3,183	3,183
Investment securities held-to-maturity	255	249	—	—
Loans, net	17,340,024	17,258,886	18,587,778	18,461,023
Loans held for sale	27,732	27,732	14,540	14,540
Mortgage servicing rights	23,371	23,371	24,544	24,544
FHLB Stock	25,000	25,000	59,420	59,420
Investments in life insurance	2,540	2,540	202,691	202,691
Derivative assets	22,264	22,264	13,405	13,405

Liabilities:
Customer deposits	17,778,797	17,916,026	17,182,484	17,231,905
Federal Home Loan Bank advances	130,416	130,823	130,501	130,842
Subordinated notes	65,508	69,672	65,897	70,139
Derivative liabilities	21,362	21,362	11,776	11,776

The tables below present the balances of assets and liabilities measured at fair value on a recurring basis:

	Fair Value Measurements on a Recurring Basis June 30, 2010
($ in thousands)	Level 1	Level 2	Level 3	Total
Assets:
Investment securities available-for-sale:
Other residential mortgage backed securities	$—	$3,333	$—	$3,333
Derivative assets	—	22,264	—	22,264
Mortgage servicing rights	—	—	23,371	23,371

Total	$—	$25,597	$23,371	$48,968

Liabilities:
Derivative liabilities	—	$21,362	$—	$21,362

	Fair Value Measurements on a Recurring Basis December 31, 2009
($ in thousands)	Level 1	Level 2	Level 3	Total
Assets:
Investment securities available-for-sale:
Other residential mortgage backed securities	$—	$3,183	$—	$3,183
Derivative assets	—	13,405	—	13,405
Mortgage servicing rights	—	—	24,544	24,544

Total	$—	$16,588	$24,544	$41,132

Liabilities:
Derivative liabilities	$—	$11,776	$—	$11,776

There were no transfers in or out of Levels 1 and 2 for during the first six months of 2010 or 2009.

The changes in Level 3 MSRs measured at fair value on a recurring basis are summarized as follows:

	Six Months Ended June 30,		Three Months Ended June 30,
($ in thousands)	2010	2009	2010	2009
Beginning balance	$24,544	$30,242	$24,695	$23,880
Total gains or losses (realized/unrealized) included in earnings	(287)	(4,880)	(941)	1,014
Purchases, issuances, and settlements	(886)	(23)	(383)	445

Ending Balance	$23,371	$25,339	$23,371	$25,339

The Bank may be required, from time to time, to measure certain assets at fair value on a nonrecurring basis in accordance with GAAP. These adjustments for fair value usually result from application of lower-of-cost-or market accounting or write-downs of individual assets. For assets measured at fair value on a nonrecurring basis that were still held in the balance sheet at June 30, 2010 and December 31, 2009, the following tables provide the fair value hierarchy and the carrying value of the related individual assets or portfolios at period end.

	Fair Value Measurements on a Non-recurring Basis June 30, 2010
($ in thousands)	Level 1	Level 2	Level 3	Total
Assets:
Real estate owned	$—	$—	$900	$900

Total	$—	$—	$900	$900

	Fair Value Measurements on a Non-recurring Basis December 31, 2009
($ in thousands)	Level 1	Level 2	Level 3	Total
Assets:
Impaired loans	$—	$—	$17,437	$17,437
Real estate owned	—	—	6,101	6,101

Total	$—	$—	$23,538	$23,538

The following table presents gains (losses) related to nonrecurring fair value measurements for the periods indicated:

	Gains (Losses) Six Months Ended June 30,		Gains (Losses) Three Months Ended June 30,
($ in thousands)	2010	2009	2010	2009
Assets:
Impaired loans	$—	$(2,800)	$—	$(2,800)
Real estate owned	(278)	(2,000)	—	(2,000)

Total	$(278)	$(4,800)	$—	$(4,800)

Note 8. Segments

ASC 280-10, “Segment Reporting,” requires that a public business enterprise report certain financial and descriptive information about its reportable operating segments on the basis that is used internally for evaluating segment performance and deciding how to allocate resources to segments. The Bank’s two reportable segments are commercial banking and wealth management.

The following tables presents the operating results for the three and six months ended June 30, 2010 and 2009, and goodwill and total assets of the Bank’s two reportable segments at June 30, 2010 and 2009, as well as any reconciling items to combined totals.

	At or for the Six Months Ended June 30, 2010
($ in thousands)	Commercial Banking	Wealth Management	Reconciling Items	Total Combined
Net interest income	$407,924	$5,315	$—	$413,239
Provision for credit losses	17,352	—	—	17,352
Noninterest income	22,727	27,360	(629)	49,458
Noninterest expense	185,210	32,383	(629)	216,964

Income before provision for income taxes	228,089	292	—	228,381
Provision for income taxes	97,014	124	—	97,138

Net income before noncontrolling interests	131,075	168	—	131,243
Less: Net income from noncontrolling interests	2,396	—	—	2,396

First Republic Bank Net Income	$128,679	$168	$—	$128,847

Goodwill	$—	$—	$—	$—

Total Assets	$19,455,510	$61,723	$(5,561)	$19,511,672

	At or for the Six Months Ended June 30, 2009
($ in thousands)	Commercial Banking	Wealth Management	Reconciling Items	Total Combined
Net interest income	$460,912	$646	$—	$461,558
Provision for credit losses	8,757	—	—	8,757
Noninterest income	28,027	29,007	(1,188)	55,846
Noninterest expense	185,740	29,489	(1,188)	214,041

Income before provision for income taxes	294,442	164	—	294,606
Provision for income taxes	123,660	69	—	123,729

Net income before noncontrolling interests	170,782	95	—	170,877
Less: Net income from noncontrolling interests	2,423	—	—	2,423

First Republic Bank Net Income	$168,359	$95	$—	$168,454

Goodwill	$—	$—	$—	$—

Total Assets	$19,019,804	$22,245	$(22,069)	$19,019,980

	At or for the Three Months Ended June 30, 2010
($ in thousands)	Commercial Banking	Wealth Management	Reconciling Items	Total Consolidated
Net interest income	$195,435	$2,718	$—	$198,153
Provision for credit losses	1,182	—	—	1,182
Noninterest income	11,266	14,196	(321)	25,141
Noninterest expense	96,840	17,593	(321)	114,112

Income (loss) before provision for income taxes	108,679	(679)	—	108,000
Provision (benefit) for income taxes	46,544	(289)	—	46,255

Net income (loss) before noncontrolling interests	62,135	(390)	—	61,745
Less: Net income from noncontrolling interests	1,198	—	—	1,198

First Republic Bank Net Income (Loss)	$60,937	$(390)	$—	$60,547

Goodwill	$—	$—	$—	$—

Total Assets	$19,455,510	$61,723	$(5,561)	$19,511,672

	At or for the Three Months Ended June 30, 2009
($ in thousands)	Commercial Banking	Wealth Management	Reconciling Items	Total Consolidated
Net interest income	$229,283	$346	$—	$229,629
Provision for credit losses	5,507	—	—	5,507
Noninterest income	18,167	13,912	(573)	31,506
Noninterest expense	99,485	14,485	(573)	113,397

Income (loss) before provision for income taxes	142,458	(227)	—	142,231
Provision (benefit) for income taxes	59,762	(96)	—	59,666

Net income (loss) before noncontrolling interests	82,696	(131)	—	82,565
Less: Net income from noncontrolling interests	1,198	—	—	1,198

First Republic Bank Net Income (Loss)	$81,498	$(131)	$—	$81,367

Goodwill	$—	$—	$—	$—

Total Assets	$19,019,804	$22,245	$(22,069)	$19,019,980

The commercial banking segment represents most of the operations of the Bank, including real estate secured lending, retail deposit gathering, private banking activities, mortgage sales and servicing, and managing the capital, liquidity and interest rate risk.

The wealth management segment consists of the investment management activities of FRIM, which manages assets for individuals and institutions in equities, fixed income and balanced accounts. In addition, the wealth management segment also includes First Republic Trust Company, a division of the Bank that offers personal trust services; FRWA, which offers advisory services to high net worth clients; the Bank’s mutual fund activities; the brokerage activities of FRSC; and the Bank’s foreign exchange activities conducted on behalf of customers.

The reconciling items for revenues include intercompany business referral fees. The reconciling items for assets include subsidiary funds on deposit with the Bank and any intercompany receivable that is reimbursed at least on a quarterly basis.

Note 9. Concentrations

At June 30, 2010, approximately 1% of our deposit accounts hold approximately 32% of our total deposits.

Note 10. Subsequent Events

The Bank evaluated the effects of subsequent events that have occurred subsequent to the quarter ended June 30, 2010, and through October 29, 2010, which is the date the financial statements were available to be issued. Refer to Note 2, “Recent Developments,” for a discussion of the transaction to sell First Republic, which closed after the close of business on June 30, 2010. In addition, the Bank merged FRWA into FRIM on September 30, 2010.